Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 16th day of June, 2020.

AMONG:

ZOMEDICA PHARMACEUTICALS INC., a body corporate duly incorporated pursuant to the laws of the State of Delaware and having an office in the City of Ann Arbor, Michigan (hereinafter referred to as the "Corporation");

ZOMEDICA PHARMACEUTICALS CORP., a body corporate duly incorporated pursuant to the laws of the Province of Alberta and having an office in the City of Ann Arbor, Michigan (hereinafter referred to as the "Parent")

- and -

ROBERT COHEN, an individual residing in Eden Prairie, Minnesota, USA (hereinafter referred to as the "Executive")

ARTICLE 1

INTERPRETATION

1.1        The phrase "this Agreement" shall include all terms and provisions of this agreement in writing between the parties hereto, including the recitals.

1.2        Wherever in this Agreement the masculine, feminine or neuter gender is used, it shall be construed as including all genders, as the context so requires; and wherever the singular number is used, it shall be deemed to include the plural and vice versa, where the context so requires.

1.3       Time shall in all respects be of the essence of this Agreement.

1.4        The division of this Agreement into Articles, Sections and subsections or any other divisions and the inclusion of headings are for convenience only and shall not affect the construction or interpretation of all or any part hereof.

1.5        Each party's rights may be exercised concurrently or separately and the exercise of any one remedy shall not be deemed an exclusive election of such remedy or preclude the exercise of any other remedy.

ARTICLE 2

TERM OF AGREEMENT

2.1        The term of this Agreement (the "Term") will begin on the date first written above (the "Effective Date") and continue until either the Corporation or Parent hires a permanent Chief Executive Officer, unless terminated prior to then in accordance with this Agreement.

ARTICLE 3

EMPLOYMENT OF THE EXECUTIVE

3.1        The Corporation wishes to employ at the Effective Date the Executive as Interim Chief Executive Officer (“Interim CEO”) of the Corporation and the Parent and the Executive wishes to be employed at the Effective Date by the Corporation on the terms and conditions set forth herein.

3.2        The Executive acknowledges and agrees that although the Executive will be providing services for the benefit of both the Corporation and the Parent and the Executive will receive certain benefits from both the Corporation and the Parent under the terms of this Agreement, the Executive’s employment will be solely with the Corporation and the Corporation will be solely responsible for all employment related obligation owed to the Executive under this Agreement and any applicable laws.

3.3       The Executive shall report directly to the Parent's Board of Directors (the "Board").

3.4       Upon the termination of the Term, in the event that the Executive has not had his employment terminated by the Corporation for “Cause,” the Corporation and/or the Parent and the Executive will enter into a transitional consulting agreement for renewable one-year terms and containing such other terms and conditions as the parties may agree pursuant to which the Executive will agree to provide certain consulting services upon request as specified therein. As used herein “Cause” shall mean the occurrence or omission of any event or action which would entitle the Corporation to terminate the employment and offices of the Executive for cause, and, without limiting the generality of the foregoing, shall include any of the following: (i) failure of the Executive to substantially perform his duties to the Corporation and the Parent according to the terms of his employment, after notice by the Corporation or the Parent of the failure to do so and an opportunity for the Executive to correct the same within a reasonable time from the date of receipt of such notice; or (ii) willful misconduct or gross negligence by the Executive which is materially injurious to the Corporation and/or the Parent, monetarily or otherwise; or (iii) theft, fraud or misconduct of a kind that involves a material degree of dishonesty by the Executive and that if publicly disclosed would tend to bring the Corporation and/or the Parent into disrepute, including (without limitation) the engaging by the Executive in any criminal act of dishonesty resulting or intended to result directly or indirectly in personal gain of the Executive at the expense of the Corporation and/or the Parent.

ARTICLE 4

PERFORMANCE OF DUTIES

4.1        The Executive agrees to devote his business time, attention, skill and efforts to the faithful performance and discharge of his duties and responsibilities as Interim CEO in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed under applicable law. The Executive shall promote the interests of the Corporation, the Parent and each other corporation or other organization which is controlled directly or indirectly by the Corporation and/or the Parent (each an "Affiliate" and collectively the "Affiliates") in carrying out the Executive's duties and responsibilities and shall not deliberately and knowingly take any action, or fail to take any action which failure could, or reasonably be expected to, have a material and adverse effect on the business of the Corporation, the Parent or any of their Affiliates.

4.2        The Executive discloses, represents and affirms that he has no obligation toward any person or entity, including former employers, that would be incompatible with this Agreement or that could create an impediment to or conflict of interest with the performance of his duties hereunder.

4.3        The Executive may continue to sit upon the board of directors of any corporations or organizations on which he serves on the Effective Date as long as the Board and the Executive mutually agree that his membership on any such board of directors does not unreasonably interfere with the performance of Executive's duties and responsibilities under this Agreement and, solely with the prior written authorization of the Chair of the Board, the Executive may serve on any other board of directors.

ARTICLE 5

COMPENSATION

5.1        Annual Base Salary. The Corporation shall pay the Executive a base salary (the "Base Salary") which shall be equivalent to THREE HUNDRED TWENTY FIVE THOUSAND DOLLARS US (US$325,000) on an annualized basis, subject to applicable taxable withholding and deductions and payable in accordance with the Corporation's standard payroll practice for executive officers.

5.2        Cash Bonus. The Executive shall be eligible to earn a one-time discretionary cash bonus (the "Cash Bonus"), in a target amount equal to Eighty One Thousand Five Hundred US Dollars (US $81,500). The amount of the Cash Bonus, if any, shall be determined by the Board, in the good faith exercise of its business judgment, at the end of Executive’s employment with consideration of the achievement of performance objectives established by the Board and the business performance of the Corporation, the Parent and their Affiliates. The Cash Bonus, if any, will be payable by the Corporation within sixty (60) days following the termination of Executive's employment.

5.3        Business Expenses. The Corporation shall reimburse the Executive, upon presentation of valid receipts or vouchers, for reasonable entertainment, travel, telephone and other business expenses (including but not limited to expenses incurred in connection with computer repair/maintenance and office materials), incurred on behalf of or at the request of the Corporation, the Parent or an Affiliate and which are in accordance with the Corporation's policies and rules; provided, however: (a) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year; (b) no right to such reimbursement may be exchanged or liquidated for another benefit or payment; and (c) any reimbursements of such expenses shall be made as soon as practicable under the circumstances, but in any event no later than thirty (30) days following the submission of an expense report and confirming receipts.

5.4       Benefits. The Executive shall be entitled to participate in all employee benefit plans made available to other employees of the Corporation, including health and 401(k) plans, on the same terms as other employees and subject to any qualification period therefor. At the Executive’s option, the Corporation shall reimburse the Executive for the monthly premiums incurred by the Executive to maintain his existing health and dental insurance coverage at the current monthly premium rate.

ARTICLE 6

VACATION

6.1        The Executive shall be entitled to accrue up to three (3) weeks of paid vacation per calendar year in accordance with the Corporation's vacation policy for executives.

ARTICLE 7

STOCK OPTIONS

7.1       Following the execution of this Agreement, the Board shall grant to Executive options to acquire common shares in the capital of the Parent, with the price and terms of such options to be set forth in a separate agreement between the Parent and the Executive (the “Option Agreement”).

ARTICLE 8

TERMINATION

8.1        At-Will Employment. Nothing in this Agreement shall be construed to alter the at-will employment relationship among the Corporation and the Executive. Subject to the terms set forth in this Agreement, the Corporation or the Executive may terminate the Executive's employment at any time for any reason, with or without cause or notice.

ARTICLE 9

CONFIDENTIALITY

9.1        The Executive acknowledges that he will receive or conceive, in carrying on or in the course of his work during his employment with the Corporation, confidential information pertaining to the activities, the technologies, the operations and the business, past, present and future, of the Corporation, the Parent or their Affiliates or related or associated companies, which information is not in the public domain. The Executive acknowledges that such confidential information belongs to the Corporation, the Parent and/or their Affiliates and that its disclosure or unauthorized use could be damaging or prejudicial to the Corporation, the Parent and/or their Affiliates and contrary to their best interests.

9.2        Accordingly, the Executive agrees to respect the confidentiality of such information and not to make use of or disclose it to, or to discuss it with, any person, other than in the ordinary course of his duties with the Corporation, the Parent and/or their Affiliates, or as required under applicable law, without the explicit prior written authorization of the Corporation or the Parent.

9.3        This undertaking to respect the confidentiality of such information and not to make use of or disclose or discuss it to or with any person shall survive and continue to have full effect notwithstanding the termination of the Executive's employment with the Corporation, so long as such confidential information does not become public as a result of an act by the Corporation, the Parent or a third party, which act does not involve the fault of one of its executives.

9.4        The term confidential information includes, among other things:

(a) products, formulae, processes and composition of products, as well as raw materials and ingredients, of whatever kind, that are used in their manufacture;

(b) technical knowledge and methods, quality control processes, inspection methods, laboratory and testing methods, information processing programs and systems, manufacturing processes, plans, drawings, tests, test reports and software;

(c) equipment, machinery, devices, tools, instruments and accessories;

(d) financial information, production cost data, marketing strategies, raw materials supplies, suppliers, staff and client lists and related information, marketing plans, sales techniques and policies, including pricing policies, sales and distribution data and present and future expansion plans; and

(e) research, experiments, inventions, discoveries, developments, improvements, ideas, industrial secrets and know-how.

9.5        The Executive agrees to keep confidential and not disclose to any third party both the existence and the terms of this Agreement, except if disclosure is required by applicable law, rule, regulation or the rules of any stock exchange or trading market on which the Parent’s common shares are then listed or traded. In the event that the Executive is required to disclose the existence or terms of this Agreement pursuant to subpoena or other duly issued court order, Executive shall give prompt notice to the Corporation and the Parent of such subpoena or court order to allow the Corporation and/or the Parent sufficient opportunity to contest such subpoena or court order or to seek an appropriate protective order.

9.6        The Executive acknowledges that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (a)  he makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) he makes such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

ARTICLE 10

NON-COMPETITION

10.1        The Executive shall not compete with the Corporation, the Parent or any of their Affiliates, directly or indirectly. He shall not participate in any capacity whatsoever in a business that would directly or indirectly compete with the Corporation, the Parent or any of their Affiliates, including, without limitation, as an executive, director, officer, employer, principal, agent, fiduciary, administrator of another's property, associate, independent contractor, franchisor, franchisee, distributor or consultant unless such participation is fully disclosed to the Board and approved in writing in advance. In addition, the Executive shall not have any interest whatsoever in such an enterprise, including, without limitation, as owner, shareholder, partner, limited partner, lender or silent partner. This noncompetition covenant is limited as follows:

(a)        As to the time period, to the duration of the Executive's employment and for a period of one (1) years following the date of termination of his employment;

(b)        As to the geographical area, the territory in which a specific product had been actively exploited by the Corporation, the Parent and/or their Affiliates during the period of Executive’s employment;

(c)        As to the nature of the activities, to duties or activities which are identical or substantially similar to those performed or carried on by the Executive at or during Executive’s employment.

10.2        The foregoing stipulation shall nevertheless not prevent the Executive from buying or holding shares or other securities of a corporation or entity other than the Corporation or the Parent whose securities are publicly traded on a recognized stock exchange where the securities so held by the Executive do not represent more than five percent (5%) of the voting shares of such other corporation or entity and do not allow for its control.

10.3        The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 10.1(a), (b) and (c), not to solicit clients or do anything whatsoever to induce or to lead any person to end, in whole or in part, business relations with the Corporation, the Parent or any of their Affiliates.

10.4        The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 10.1(a), (b) and (c), not to induce, attempt to induce or otherwise interfere in the relations which the Corporation, the Parent or any of their Affiliates has with their distributors, suppliers, representatives, agents and other parties with whom any of them deals.

10.5        The Executive also undertakes, for the same period and in respect of the same territory referred to in subsections 10.1(a), (b) and (c), not to induce, attempt to induce or otherwise solicit the personnel of the Corporation, the Parent or their Affiliates to leave their employment with the Corporation, the Parent or any of their Affiliates nor to hire the personnel of the Corporation, the Parent or any of their Affiliates for any enterprise in which the Executive has an interest.

10.6        The Executive acknowledges that the provisions of this Section 10 are limited as to the time period, the geographic area and the nature of the activities to what the parties deem necessary to protect the legitimate interests of the Corporation, the Parent and their Affiliates, while allowing the Executive to earn his living.

10.7        Nothing in this Section 10 shall operate to reduce or extinguish the obligations of the Executive arising at law or under this contract which survive at the termination of this Agreement in reason of their nature and, in particular, without limiting the foregoing, the Executive's duty of loyalty and obligation to act faithfully, honestly and ethically.

ARTICLE 11

OWNERSHIP OF INTELLECTUAL PROPERTY

11.1        The Executive hereby assigns and agrees to assign to the Corporation all of his intellectual property rights as of their creation and to make full and prompt disclosure to the Corporation of all information relating to anything made or designed by him or that may be made or designed by him during the period of his employment, whether alone or jointly with other persons, or within a period of one (1) years following the termination of his employment and resulting from or arising out of any work performed by the Executive on behalf of the Corporation, the Parent or their Affiliates unless specifically released from such obligation in writing by the Corporation's Board of Directors.

11.2        In addition, the Executive renounces all moral rights in any document or work realized during the period of his employment related to his employment by the Corporation and the Parent. The Executive acknowledges that the Corporation, the Parent and their Affiliates have the right to use, modify or reproduce any such document or work realized by the Executive, at its entire discretion, without the Executive's authorization and without his name being mentioned.

11.3        At any time during the period of his employment or after the termination of his employment, the Executive shall sign, acknowledge and deliver, at the Corporation's expense, but without compensation other than a reasonable sum for his time devoted thereto if his employment has then terminated, any document required by the Corporation to give effect to Section 11.1, including patent applications and documents evidencing the assignment of ownership. The Executive shall also provide such other assistance as the Corporation, the Parent or their Affiliates may require with respect to any proceeding or litigation relating to the protection or defense of intellectual property rights belonging to the Corporation, the Parent or their Affiliates. The entirety of this Section 11 shall be binding on the Executive's assignees and legal representatives.

ARTICLE 12

OWNERSHIP OF FILES AND OTHER PROPERTY

12.1        Any property of the Corporation, the Parent or their Affiliates, including any file, sketch, drawing, letter, report, memorandum or other document, any equipment, machinery, tool, instrument or other device, any diskette, recording tape, compact disc, software, electronic communication device or any other property, which comes into the Executive's control or possession during his employment with the Corporation and the Parent in the performance or in the course of his duties, regardless of whether he has participated in its preparation or design, how it may have come under his control or into his possession and whether it is an original or a copy, shall at all times remain the property of the Corporation and the Parent and, upon the termination of the Executive's employment, shall promptly be returned to the Corporation or its designated representative. The Executive may not keep a copy or give one to a third party without the prior expressly written permission of the Corporation.

ARTICLE 13

ENTIRE AGREEMENT AND TERMINATION OF PRIOR CONTRACTS

13.1        This Agreement and the Option Agreement contain the entire understanding of the parties with respect to the matters contained or referred to herein. There are no promises, covenants or undertakings by either party hereto to the other, other than those expressly set forth herein and in the Option Agreement. This Agreement supersedes and replaces any earlier agreement, whether oral or in writing or partly oral and partly in writing, between the parties hereto, or between any party hereto and the corporate representative of any other party hereto, respecting the provision of services by the Executive to the Corporation or the Parent.

ARTICLE 14

AMENDMENT OF THE AGREEMENT

14.1        To be valid and enforceable, any amendment to this Agreement must be confirmed in writing by each of the parties hereto.

ARTICLE 15

NOTICES

15.1        Any notice given hereunder shall be given in writing and sent by registered or certified mail or hand-delivered. If such notice is sent by registered or certified mail, it shall be deemed to have been received five (5) business days following the date of its mailing if the postal services are working normally. If such is not the case, the notice must be hand-delivered or served by bailiff, at the discretion of the sender. In the case of hand-delivery or service, the notice shall be deemed to have been received the same day. It is agreed that if the delivery date is a non-business day, the notice shall be deemed to have been received on the following business day.

15.2        For purposes of mailed or hand-delivered notices to be effectively delivered under this provision, the notices must be addressed as follows:

(a) For the Corporation or the Parent: 100 Phoenix Drive, Suite 180 Ann Arbor, Michigan 48108.

(b) For the Executive: [**]

ARTICLE 16

SUCCESSORS

16.1        This Agreement shall be binding on the successors, assignees and legal representatives of all of the parties hereto.

ARTICLE 17

JURISDICTION

17.1        This Agreement shall be governed by and interpreted in accordance with the laws, including conflicts of laws, by the State of Delaware in the United States of America. Each of the parties hereby irrevocably attorns to the jurisdiction of the Courts of the State of Delaware with respect to any matters arising out of this Agreement.

ARTICLE 18

SEVERABILITY

18.1        If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement, which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

ARTICLE 19

MEDIATION

19.1        In the event of any dispute arising under this Agreement, before filing any lawsuit or complaint (except with respect to actions seeking injunctive relief) the parties shall first attempt to resolve such dispute through voluntary mediation. Any such mediation shall: (1) take place at a location mutually agreed upon by the parties; and (2) be conducted by a professional mediator mutually agreed upon by the parties. Each of the parties hereto shall bear their own, respective costs of such mediation; provided, however that each of the Corporation and the Parent, on the one hand, and the Executive, on the other hand, shall bear one-half the cost of any mediator appointed by the parties.

ARTICLE 20

GENERAL

20.1        This Agreement and the obligations of the Executive hereunder shall not be assigned by either party hereto, in whole or in part, without the prior consent of the Corporation and the Parent, which consent may be withheld for any reason. The Corporation and the Parent may freely assign any rights or obligations it may have under this Agreement to any successor or assign.

21.2        Each party shall do and perform all such acts and things and execute and deliver all such instruments and documents and writings and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

21.3        The Executive agrees that after termination of employment hereunder for any reason whatsoever, he will tender his resignation from any position he may hold as an officer or director of the Corporation, the Parent or their Affiliates.

21.4        This Agreement shall inure to the benefit of and be binding upon the Executive and his executors and administrators and upon the Corporation, the Parent and their respective successors and assigns.

21.5        No party can waive or shall be deemed to have waived any right it has under this Agreement (including any waiver under this section) except to the extent that such waiver is in writing.

ARTICLE 22

COUNTERPARTS

22.1        This Agreement may be executed in counterparts, each of which shall be deemed one and the same Agreement.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first above written.

ZOMEDICA PHARMACEUTICALS, INC.

ZOMEDICA PHARMACEUTICALS CORP.

/s/ Jeffrey Rowe
Jeffrey Rowe
Chairman of the Board of Directors

/s/ Robert Cohen
Witness	Robert Cohen
Name: